Exhibit (a)(1)(H)

CHECK POINT SOFTWARE TECHNOLOGIES LTD.

2005 UNITED STATES EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT

    1.        The Company hereby grants to the Employee an Award of Restricted Stock Units (“RSUs”), as set forth in the Notice of Grant of Restricted Stock Units and subject to the terms and conditions in the Notice of Grant and this Restricted Stock Unit Agreement (together, the “Award Agreement”) and the Company’s 2005 United States Equity Incentive Plan (the “Plan”). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Award Agreement.

    2.        Company’s Obligation. Each RSU represents the right to receive a Share on the vesting date. Unless and until the RSUs vest, the Employee will have no right to receive Shares under such RSUs. Prior to actual distribution of Shares pursuant to any vested RSUs, such RSUs will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company.

    3.        Vesting Schedule. Subject to paragraph 4, the RSUs awarded by this Award Agreement will vest in the Employee according to the vesting schedule specified in the Notice of Grant.

    4.        Forfeiture upon Termination as Service Provider. Notwithstanding any contrary provision of this Award Agreement or the Notice of Grant, if the Employee terminates service as a Service Provider for any or no reason prior to vesting, the unvested RSUs awarded by this Award Agreement will thereupon be forfeited at no cost to the Company.

    5.        Payment after Vesting. Any RSUs that vest in accordance with paragraph 3 will be paid to the Employee (or in the event of the Employee’s death, to his or her estate) in Shares, provided that to the extent determined appropriate by the Company, the minimum statutorily required federal, state and local withholding taxes with respect to such RSUs will be paid by reducing the number of vested RSUs actually paid to the Employee.

    6.        Payments after Death. Any distribution or delivery to be made to the Employee under this Award Agreement will, if the Employee is then deceased, be made to the administrator or executor of the Employee’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

    7.        Rights as Shareholder. Neither the Employee nor any person claiming under or through the Employee will have any of the rights or privileges of a shareholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Employee or Employee’s broker.

    8.        No Effect on Employment. THE EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY OR THE EMPLOYEE’S EMPLOYER (AND NOT THROUGH THE ACT OF BEING HIRED, BEING AWARDED AN RSU OR RECEIVING SHARES HEREUNDER). THE EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH THE EMPLOYEE’S RIGHT OR THE COMPANY’S (OR THE EMPLOYEE’S EMPLOYER’S) RIGHT TO TERMINATE THE EMPLOYEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

    9.        Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at 800 Bridge Parkway, Redwood City, CA 94065 Attn: Stock Administration, or at such other address as the Company may hereafter designate in writing or electronically.

    10.        Grant is Not Transferable. Except to the limited extent provided in paragraph 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

    11.        Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto. The Plan and this Award Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof, and may not be modified adversely to the Employee’s interest except by means of a writing signed by the Company and the Employee.

    12.        Additional Conditions to Issuance of Ordinary Shares. If at any time the Company will determine, in its discretion, that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to the Employee (or his or her estate), such issuance will not occur unless and until such listing, registration, qualification, consent or approval will have been effected or obtained free of any conditions not acceptable to the Company. The Company will make all reasonable efforts to meet the requirements of any such state or federal law or securities exchange and to obtain any such consent or approval of any such governmental authority.

    13.        Plan Governs. This Award Agreement and the Notice of Grant are subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement or the Notice of Grant and one or more provisions of the Plan, the provisions of the Plan will govern.

    14.        Administrator Authority. The Administrator will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any RSUs have vested). All actions taken and all interpretations and determinations made by the Administrator in good faith will be final and binding upon Employee, the Company and all other interested persons. No member of the Administrator will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

    15.        Responsibility for Taxes. Recipients of RSUs generally recognize ordinary income when the RSU vests and no longer can be forfeited, at which time the Company will also generally have a tax withholding obligation.  The amount of ordinary income recognized generally will equal the fair market value of the Shares on the vesting date. Employees subject to taxation in the United States may choose to accelerate the timing of their tax obligation by filing an election under section 83(b) of the Code, pay income tax on the grant, and any gain beyond the initial price will be subject to capital gains tax. By accepting this grant, the Employee agrees that the Company may withhold Shares subject to the RSUs, or withhold from the Employee’s paycheck to satisfy all applicable withholding taxes. All taxes related to the award and the Shares thereunder are the Employee’s responsibility.

            When the Shares are issued as payment for vested RSUs, the Employee will recognize immediate U.S. taxable income if the Employee is a United States taxpayer. If the Employee is a non-U.S. taxpayer, the Employee will be subject to applicable taxes in his or her jurisdiction. The Company (or the employing subsidiary) will withhold a portion of the Shares otherwise issuable in payment for vested RSUs that have an aggregate market value sufficient to pay the minimum federal, state and local income, employment and any other applicable taxes required to be withheld by the Company (or the employing subsidiary) with respect to the shares. No fractional shares will be withheld or issued pursuant to the grant of RSUs and the issuance of Shares thereunder; any additional withholding necessary for this reason will be done by the Company through the Employee’s paycheck. Accordingly, to the extent the fair market value of the number of whole Shares withheld by the Company exceeds the withholding taxes, the Company will pay the Employee the difference. The Company (or the employing subsidiary) may instead, in its discretion, withhold an amount necessary to pay the applicable taxes from the Employee’s paycheck, with no withholding of Shares. In the event the withholding requirements are not satisfied through the withholding of Shares (or, through the Employee’s paycheck, as indicated above), no payment will be made to the Employee (or his or her estate) for RSUs unless and until satisfactory arrangements (as determined by the Administrator) have been made by the Employee with respect to the payment of any income and other taxes which the Company determines must be withheld or collected with respect to such RSUs. By accepting this award, the Employee expressly consents to the withholding of Shares and to any cash or Share withholding as provided for in this paragraph. All income and other taxes related to the RSU award and any Shares delivered in payment thereof are the sole responsibility of the Employee.

The recipient of the RSUs will bear and be fully responsible for all taxes, mandatory payments and other payments based upon or arising from the RSU grant or from the sale of any Shares.  The Company may take whatever action it deems appropriate to secure payment of tax and other withholding obligations.

**We recommend that recipients consult their own tax advisor with respect to the federal, state and local tax consequences of RSUs, as the tax consequences to the recipient are dependent on his or her own individual tax situation.

    16.        Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to RSUs awarded under the Plan or future RSUs that may be awarded under the Plan by electronic means or request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

    17.        Severability. If one or more of the provisions of this Award Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Award Agreement to be construed so as to foster the intent of this Award Agreement and the Plan.

    18.        Governing Law. This Award Agreement will be governed by the laws of the State of California, U.S.A., without regard to Israeli laws that might cause other law to govern under applicable principles of conflicts of law. For purposes of litigating any dispute that arises under this award of RSUs or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of the State of California, and agree that such litigation will be conducted in the courts of San Mateo County, California, or the federal courts for the United States for the Ninth District, and no other courts, where this award of RSUs is made and/or to be performed.

Check Point 2006 Equity Compensation
Notice of Grant

Unless otherwise defined herein, the terms defined in the 2005 United States Equity Incentive Plan will have the same defined meanings in this Notice of Grant.

Background

In 2006 the accounting rules that govern stock options changed. In the past, stock options with an exercise price equal to the market price at the time of grant were not accounted for as a direct expense – allowing companies to allocate stock options with a relatively low impact on their financial results. However, as a result of recent changes, companies now need to account for the cost of allocating stock options as an expense in their financial results. This presents a challenge to companies that want their employees to participate in owning the companies’ equity.

We decided to look at the new rules as an opportunity to create a positive change in our employee compensation, as explained below.

Like any compensation data, you are required to keep information about the new program confidential within the Company and outside the Company.

Check Point Restricted Stock Units (RSUs)

An RSU is a commitment by the Company to issue an ordinary share in the future, subject to vesting. There is no exercise price. Upon vesting, the Company issues a share that is worth the market value on that date. For example, if you receive 10 RSUs, upon vesting you will receive 10 Check Point ordinary shares which are worth the market value at that time. Because an RSU represents a share, and the market price of our shares is constantly changing, the value of the RSU can be higher or lower than the initial value allocated. (e.g., 10 vested RSUs at a share price of $17 equals $170, at share price of $20 will equal $200 and at a share price of $14 will equal $140). By way of contrast, stock options have an exercise price. This means that there is a profit only if the share price goes higher than the exercise price (e.g., assume 10 stock options issued with an exercise price of $17 and upon vesting a share price of $20, then the net gain is $30).

Like options, RSUs have a vesting schedule and are tied to your employment with the Company. The vesting terms are slightly different from our current stock option merit program. First, the vesting of the RSUs is annual and more front-end loaded than our option plan. The RSU vesting schedule is as follows: 20% a year after years one and two, and 30% a year after years three and four, subject to your continued service to the Company on each applicable vesting date.

Second, RSUs are allocated to employees that consistently performed well. Thus, the vesting of RSUs is dependent on your performance level. If your latest performance rating drops to one of our lowest levels (approximately 20% of employees) your vesting will be delayed until your performance improves (It is not common for employees that receive merit grants to drop to these levels). If your performance improves beyond that level in the next performance period (usually six months later) the pending RSUs will vest and normal vesting will resume ticking.

Tax Considerations

You generally will recognize ordinary income when your RSUs vest and no longer can be forfeited, at which time the Company will also generally have a tax withholding obligation.  The amount of ordinary income recognized generally will equal the fair market value of the shares on the vesting date. If you are subject to taxation in the United States, you may choose to accelerate the timing of your tax obligation by filing an election under section 83(b) of the Code, pay income tax on the grant, and any gain beyond the initial price will be subject to capital gains tax. By accepting this grant, you agree that the Company may withhold shares subject to the RSUs, or withhold from your paycheck to satisfy all applicable withholding taxes. All taxes related to the award and the shares thereunder are your responsibility.

For more information please contact:
In US – rsu_us@checkpoint.com

Restricted Stock Unit Merit Grant Details

Employee Name

You have been granted a sum of xxx in the form of xxx Restricted Stock Units (based on the stock price at the date of grant). Each such Unit is equivalent to one Ordinary Share of the Company for purposes of determining the number of Shares subject to this award. None of the Restricted Stock Units will be issued (nor will you have the rights of a shareholder with respect to the underlying shares) until the vesting conditions described below are satisfied.

Approved Grant Amount:

Actual RSUs:

Grant Date: DATE

Vesting Schedule:

Date1	x RSUs (20% of RSUs)

Date2	x RSUs (20% of RSUs)

Date3	x RSUs (30% of RSUs)

Date4	x RSUs (30% of RSUs)

The above schedule requires the attainment of a minimum level of performance, as specified in the letter accompanying this Notice of Grant. The grant is also subject to the Company’s 2005 United States Equity Incentive Plan and the form of Restricted Stock Unit Agreement.

The vesting of your RSUs is contingent upon you remaining a service provider to the Company through each applicable vesting date.

You acknowledge and agree that this agreement and the vesting schedule set forth herein does not constitute an express or implied promise of continued engagement as a Service Provider for the vesting period, for any period, or at all, and shall not interfere with your right or the Company’s right to terminate your relationship as a Service Provider at any time, with or without cause. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and this Award.

By your signature below, you agree that this Notice of Grant, the form of Restricted Stock Unit Agreement and the 2005 United States Equity Incentive Plan constitute your entire agreement with respect to this Award and may not be modified adversely to your interest except by means of a writing signed by the Company and you.

GRANTEE:

___________________________
Signature

___________________________
Print Name

___________________________	____________________
Employee Signature	Check Point Signature

___________________	___________________
Date	Date